Filed pursuant to Rule 424(b)(5)

Registration No. 333-153104

Prospectus Supplement No. 2

(to Prospectus dated January 8, 2009)

PARAMOUNT GOLD AND SILVER CORP.

2,050,000 shares of Common Stock

840,000 Common Stock Purchase Warrants

840,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants

We are offering (a) 2,050,000 shares of Common Stock, and (b) 840,000 warrants (the “Warrants”) to purchase shares of our common stock, $0.001 par value per share (the “Common Stock”) and, pursuant to this prospectus supplement, are offering 840,000 shares of Common Stock issuable upon exercise of the Warrants, all pursuant to previously reported transactions, as follows:

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500,000 shares (the “Daelim Shares”) of Common Stock are being offered to Daelim Investments Ltd. (“Daelim”), at an equivalent purchase price of $275,000 as consideration for a 25% interest in the Vidette Lake gold mining property located near Kamloops, British Columbia, Canada, pursuant to an Option Agreement dated December 31, 2008.

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1,550,000 shares of Common Stock are being offered as follows (a) 1,350,000 shares (the “Magnetic Shares”) of Common Stock were issued to Magnetic Resources Corp. (“Magnetic”), at an equivalent purchase price of $675,000.00 as consideration for the purchase of all of the issued and outstanding shares of capital stock of Magnetic, and the assumption and discharge of Magnetic shareholder loans, and (b) 200,000 shares of Common Stock are being offered to Belmont Participation Corp. (“Belmont”) at an equivalent price of $100,0000 as consideration for services rendered to us by Belmont as a financial advisor in connection with the acquisition of Magnetic.  These transactions closed as of March 19, 2009.

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The Warrants are being offered to Dahlman Rose & Company, LLC (“DRC”) as consideration for services rendered to us by DRC as a financial advisor in connection with a private placement which closed on March 20, 2009. The Warrants will entitle DRC to purchase one share of Common Stock, at an initial exercise price of C$1.05, for a period beginning as of the date which is six months and one day from the closing date of the private placement and for a period of four years thereafter. If all of the Warrants are exercised, the estimated proceeds to the Company would be $705,600. The calculation of proceeds to the Company upon exercise of the Warrants assumes a conversion rate of C$1.00 = US$.80, based upon the exchange rate on March 20, 2009.

See “Prospectus Supplement Summary” and “Plan of Distribution”.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus supplement beginning on page S-4 and on page 7 of the accompanying base prospectus.

Our Common Stock is quoted on the NYSE Amex under the symbol “PZG”.  On April 20, 2009 the closing bid price of our common stock was $0.94 per share.

For purposes of General Instruction I.B.6 of Form S-3, (a) the aggregate market value of the shares of Common Stock being offered to Daelim is $200,000.00, and the market value of shares of our common equity held by non-affiliates on January 7, 2009 was $20,556,395 (b) the aggregate market value of (i) the Magnetic Shares is $1,080,000.00, and (ii) the shares of Common Stock being offered to Belmont is $160,000.00, and the market value of shares of our common equity held by non-affiliates on March 17, 2009 was $40,743,639, and (c) the aggregate market value of (i) the Warrants being offered to DRC is $688,800.00, and (ii) the Common Stock issuable upon exercise of the Warrants is $688,800.00, and the market value of shares of our common equity held by non-affiliates on March 19, 2009 was $49,542,821.

Pursuant to General Instruction I.B.6 of Form S-3, the aggregate market value of all securities sold by the Company during the applicable twelve calendar month period immediately prior to and including such sale, for each of the foregoing issuances was:  (a) January 8, 2009 - $200,000.00; (b) March 18, 2009 - $1,440,000.00; and (c) March 20, 2009 - $2,817,600.00.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2009

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus supplement and the accompanying base prospectus, and incorporated by reference herein and therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying  base prospectus, or of any sale of shares of our Common Stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein and therein, in making your investment decision.

ABOUT THIS PROSPECTUS SUPPLEMENT

The information regarding the offering of securities described herein is provided in two parts.  The first part is this prospectus supplement, which describes the specific terms of the securities being offered.  The second part is the accompanying base prospectus, dated January 8, 2009 and included in our “shelf” registration statement on Form S-3, as amended (File No. 333-153104), as declared effective on January 7, 2009 by the Securities and Exchange Commission (the “SEC”), which is not filed herewith.  Generally, where we refer to the “prospectus”, we are referring to both documents combined.  Please note that certain of the information contained in the base prospectus may not apply to the securities being offered.  Under our shelf registration statement, we may offer and sell any combination of the type of securities described in the accompanying base prospectus in one or more offerings, up to an aggregate initial offering price of $80,000,000.

This prospectus supplement should be read in conjunction with the accompanying base prospectus. This prospectus supplement adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference therein. The accompanying base prospectus, including the documents incorporated by reference therein, provides more general information about the securities that we may offer from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus, or in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement.

In addition to both this prospectus supplement and the accompanying base prospectus, you should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information”. The information incorporated by reference herein is considered to be part of this prospectus supplement, and the information that we file later with the SEC will automatically update and supersede such information. Unless otherwise indicated, in this prospectus, “Paramount” , the “Company”, “we”, “us” and “our” refer to Paramount Gold and Silver Corp. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain written statements we make in this prospectus supplement and the accompanying base prospectus that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this prospectus supplement and the accompanying base prospectus  or incorporated by reference herein or therein addressing our results of operations, our operating performance, events or developments that we expect or anticipate will occur in the future, may constitute “forward-looking statements”.

Without limiting the generality of the foregoing, words such as “may”, “anticipate”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and our ability to continue our growth strategy and competition, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before deciding whether to invest in our securities. You should carefully read both the information contained or incorporated by reference in this prospectus supplement, including the information under “Risk Factors” herein and in the accompanying  base prospectus, together with the additional information described herein under the heading “Where You Can Find More Information” before investing in this offering.

Our Operations

We are an exploratory mining company. To date, our primary focus has been the exploration and development of the San Miguel Groupings located in Chihuahua, Mexico (the “San Miguel Groupings”). We have also acquired an interest in the Vidette Gold Mine located near Kamloops, British Columbia, Canada (the “Vidette Lake Project”). Our working capital will be utilized to further explore mining activities in the San Miguel Groupings and to undertake development of the Vidette Lake Project.

There is no assurance that commercially viable mineral deposits exist on either the San Miguel Groupings or on the Vidette Lake Project. Further exploration will be required before a final evaluation as to the economic and legal feasibility of both properties is determined.

We do not expect to generate revenues from either of these properties in the next year. Further, it is not our  objective to enter the mine management business. Rather, we hope to  identify a resource that will enable us  to attract a larger company to partner with us  who has experience developing and managing a mine.

Pursuant to an Option Agreement, dated December 31, 2008, between the Company and Daelim, we acquired an option to earn up to a 90% interest in the Vidette Lake Project from Daelim on or before December 31, 2010.  To date, we have acquired a 25% interest in the Vidette Lake Project, the consideration for which was the issuance to Daelim of the Daelim Shares.

On March 19, 2009, we acquired all of the issued and outstanding shares of capital stock of Magnetic, the sole beneficial owner of Minera Gama S.A. de C.V. (“Minera Gama”), which, in turn, holds certain interests in the concessions for mineral exploration located near the municipalities of Chinipas and Guazapares, in the State of Chihuahua, Mexico, including those known as the “Temoris Project” and the “Morelos Project”.  We also purchased an option held by Garibaldi Resources Corp. and its Mexican subsidiary to earn up to a 100% interest, subject to a 2% net smelter return royalty payable to Minera Gama, in the Temoris Project. These transactions were previously disclosed by us on a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2009.

As previously reported, we have entered into several different financings in connection with the acquisition and further explorations of these properties, including the following:

On March 20, 2009, we secured approximately $7.2 million in financing from FCMI Financial Corp. (see “The Warrants”, below); and

On December 31, 2008, we secured approximately $1.6 million in financing to commence exploration activities on the Vidette Lake Project.

Our executive offices are located at Suite 100, 346 Waverley Street, Ottawa, ON Canada K2P 0W5. Our telephone number is (613) 226-9881.

The Warrants

Effective March 1, 2009, we entered into a Financial Advisory Agreement (the “Financial Advisory Agreement”) with Dahlman Rose & Company LLC (“DRC”) which provides, in part, that DRC receive a  financial advisory fee equal to 7% of the gross proceeds and share purchase warrants to purchase that number of shares of Common Stock equal to 7% of the Units (as defined below) sold in the Company’s private placement of securities to FCMI Financial Corp. (“FCMI”) (the “Private Placement”).  In the Private Placement, which closed on March 20, 2009, we issued to FCMI 12,000,000 Units (the “Units”) at a purchase price per Unit of C$0.75.  Each Unit consists of one share of Common Stock and one common stock purchase warrant, all as previously reported. Pursuant to the Financial Advisory Agreement and concurrent with the closing of the Private Placement, we paid DRC a cash fee of C$630,000 and are offered to DRC pursuant to this prospectus supplement 840,000 common stock purchase warrants (the “Warrants”), as previously disclosed by us on a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2009.  The Warrants will entitle DRC to purchase shares of our Common Stock at an initial exercise price (the “Exercise Price”) of C$1.05 (approximately $0.80 per share based on the exchange rate of Canadian dollars into U.S. dollars on March 20, 2009), and are exercisable at any time after September 19, 2009 and until 5:00 p.m. Toronto time on March 19, 2013 (the “Exercise Period”).  The number of shares of Common Stock to be received on the exercise of the Warrants and the Exercise Price are subject to adjustment in the event of certain corporate actions described in the certificate representing the Warrants (the “Warrant Certificate”) including, but not limited to:  the issuance by the Company of a stock dividend; the subdivision or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares,  respectively, of Common Stock; a reclassification of the Common Stock; and a consolidation, amalgamation or merger involving the Company.  The Warrants are not assignable except to an affiliate of DRC.

The foregoing discussion of material terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Certificate representing the Warrants (the “Warrant Certificate”), which will be filed on a Current Report on Form 8-K/A.

Exercise of Warrants

Each Warrant will entitle DRC to purchase, during the Exercise Period and for cash, the shares of Common Stock at the Exercise Price then in effect. The Warrants may be exercised at any time up to the close of business on March 19, 2013, following which any unexercised Warrants will expire and become void.

DRC may exercise the Warrants at any time during the Exercise Period by delivering to the Company of (a) the Warrant Certificate properly completed and duly executed, and (b) payment of the Exercise Price in cash. If less than all of the Warrants represented by the Warrant Certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DRC shall have no right to vote on any matters brought to a vote of the shareholders of the Company until such time as the Warrants may be exercised.

We are authorized to issue 200 million shares of our Common Stock, of which 82,633,594 shares of Common Stock were issued and outstanding as of April 1, 2009.  If all Warrants in this offering are exercised, and assuming further no additional issuance of shares of our Common Stock, there will be 83,473,594 shares of our Common Stock issued and outstanding.  The foregoing excludes the possible exercise of currently issued and outstanding options and other warrants (including warrants issued in the Private Placement).

RISK FACTORS

Investors should carefully consider the risks described below  and in the section entitled “Risk Factors” in any prospectus, as well as in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent annual report on Form 10-K, which have  been filed with the SEC and are incorporated herein by reference in their entirety, as well as other information in this prospectus supplement and any other documents or reports incorporated by reference herein,  before making an investment decision. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. These risks and uncertainties are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

Business Risks

Possible Loss of Entire Investment

Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

We have a history of losses. Losses will likely continue in the future.

We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

We will require additional financing to continue drilling operations.

We will require significant working capital to expand  our planned drilling program. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce our drilling programs which will limit our ability to secure additional equity participation in various joint ventures.

There are no confirmed mineral deposits on any properties from which we may derive any financial benefit.

Neither the Company, nor any independent geologist, has confirmed commercially mineable ore deposits.  We will need to carry out additional exploration programs to confirm proven reserves which could lead to potential commercial production.  In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within the San Miguel Project as well as the Vidette Lake project.   If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for production of gold or silver through mining and development activities, then our ability to achieve revenues and profitability will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

No ongoing mining operations.

We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop our properties and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold or silver from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold or silver recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the US dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, silver and other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Our estimates of reserves are subject to uncertainty.

Estimates of reserves are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that either the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

It is unlikely that we will be able to sustain profitability in the future.

We have incurred significant losses since inception and there can be no assurance that we will be able to reverse this trend. Even if we are able to successfully identify commercially exploitable mining reserves, there can be no assurance that we will have sufficient financing to exploit these reserves or find a willing buyer for the properties.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

Risks Related to Our Common Stock and Warrants

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position could be diluted without your further ability to vote on that transaction.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

The exercise of outstanding options and warrants, including the Warrants described herein, and the subsequent sale of the underlying shares of Common Stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our Common Stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of Common Stock by stockholders could cause the market price of our Common Stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

Regulatory actions by the Securities and Exchange Commission, any Exchange on which our securities are traded, or companies providing stock clearance or transfer functions, may adversely affect the price of our common stock, the ability of shareholders to sell their shares and our ability to secure additional funding.

Any actions by the Securities and Exchange Commission, any exchange on which our Common Stock is traded or any company which facilitates the clearance or transfer of our securities will in all likelihood impact the trading price of the Company’s Common Stock and our cash reserves. Should any regulatory matters arise, resolution of these matters with any entity will likely result in significant legal fees and related expenses that would otherwise be devoted to our mining efforts. If you are a stockholder, you may not be able to sell your securities and shares of our Common Stock will become highly illiquid which may result in the loss of your entire investment.

In addition, should we become subject to any of the events identified above, our ability to secure additional financing will be adversely affected.

We were the subject of a temporary trading halt in our common stock.

On March 13, 2008, the Securities and Exchange Commission entered an order suspending trading for a period of ten days against 26 companies, including the Company. (Order No. 34-57486.) The order alleged that there was a lack of current public information and that the Company usurped the identity of a corporate shell. We responded to the Commission’s order and provided information to the Commission which we believe addressed its concerns. We also provided similar information to the American Stock Exchange. In our opinion we believe that this matter has been resolved. Nonetheless, there can be no assurance that issues raised in the Commission’s order will not be raised at a future date. Should this happen, investor confidence in our common stock will in all likelihood be adversely affected.

There is no established market for our common stock purchase warrants.

Our common stock purchase warrants, including the Warrants described herein, do not trade on any exchange or electronic quotation system nor is a market likely to develop at any time.  As a result,  holders of our warrants, including the Warrants described herein, may not be able to sell and/or liquidate their warrants.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS DOCUMENT. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

USE OF PROCEEDS

There will be no cash proceeds from the issuance of the securities described herein except for proceeds received from the exercise of the Warrants, as discussed below. The Warrants being offered to DRC and the shares of Common Stock to Belmont, are in each case issued in exchange for financial advisory services.  The Magnetic Shares are being offered to shareholders of Magnetic as consideration for the acquisition by the Company of all of the outstanding shares of capital stock of Magnetic and for the assumption and discharge of Magnetic shareholder loans. The Daelim Shares are being offered to Daelim as consideration for a 25% interest in the Vidette Lake Project.  See “Prospectus Supplement Summary” and “Plan of Distribution”.

Except as otherwise provided in a further prospectus supplement,  we intend to use the net proceeds, if any, from the exercise of the Warrants by DRC for general corporate purposes, which may include one or more of the following:  working capital, capital expenditures, mining, geological fees, regulatory affairs expenditures, mineral testing, acquisitions of new properties or mining concessions.

PLAN OF DISTRIBUTION

The securities being offered pursuant to this prospectus supplement are being offered as follows:

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500,000 shares of Common Stock to Daelim as consideration for a 25% interest in the Vidette Lake Project.  See “Prospectus Supplement Summary; Our Operations”.

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1,550,000 shares of Common Stock as follows:  (a) 1,350,000 shares of Common Stock to shareholders of Magnetic as consideration for (i) the purchase of all of the issued and outstanding shares of capital stock of Magnetic, the sole beneficial owner of Minera Gama, which, in turn, holds certain interests in the concessions for mineral exploration located near the Municipalities of Chinipas and Guazapares, in the State of Chihuahua, Mexico, and (ii) the assumption and discharge of Magnetic shareholder loans, and (b) 200,000 shares of Common Stock to Belmont, in consideration for services rendered to us by Belont as a financial advisor in connection with the acquisition of Magnetic.  See “Prospectus Supplement Summary:  Our Operations.”

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The Warrants to  DRC as consideration for services rendered by DRC to the Company  as a financial advisor in connection with the Private Placement and pursuant to the Financial Advisory Agreement. Up to 840,000 shares of our Common Stock will be issuable to DRC upon exercise of the Warrants. See “Prospectus Supplement Summary; The Warrants”.

The securities offered hereunder have been approved by the NYSE Amex for listing on such exchange. The estimated offering expenses payable by us are approximately $30,000, which includes legal and printing costs and various other fees associated with issuing, and listing the foregoing shares of Common Stock (including the shares of Common Stock issuable upon exercise of the Warrants)..

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement has been passed upon for us by Jeffrey G. Klein, P.A., Boca Raton, Florida.

EXPERTS

HLB Cinnamon Jang Wiloughby & Company, our  independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2008  as set forth in their reports which are incorporated by reference into the accompanying base prospectus and this prospectus supplement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a shelf registration statement that we filed with the SEC. The shelf registration statement contains more information than this prospectus supplement regarding us and the securities which we may offer from time to time under the shelf registration statement, including certain exhibits and schedules. You can obtain a copy of the shelf registration statement from the SEC at the above address or from the SEC’s website.

Our world wide web address is www.paramountgold.com  We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company has made no express indemnification provision for directors, officers or controlling persons against liability under the Securities Act of 1933 (the “Securities Act”).  The Company will however provide indemnification for all reasonable actions taken by a director in good faith to the fullest extent legally permitted, and exclude actions involving fraud or bad faith.  In addition, Delaware corporate law shields directors from liability for monetary damages unless a director’s breach of or failure to perform his duties as a director constitutes a violation of the criminal law (unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful)  or involves a transaction from which the director derived an improper personal benefit either directly or indirectly.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Company pursuant to any provision or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in the accompanying base prospectus, this prospectus supplement or any subsequent prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

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Our Annual Report on Form 10-K for the year ended June 30, 2008;

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Our Current Reports on Form 8-K filed on October 2, 2008, January 6, 2009, February 26, 2009, March 13, 2009 and March 23, 2009, and on Form 8-K/A on March 24, 2009;

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Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008 and December 31, 2008; and

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The description of our Common Stock contained in registration statement on Form 10-SB, filed with the SEC on November 2, 2005, and all amendments thereto.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Paramount Gold and Silver Corp.

346 Waverley Street, Suite 100

Ottawa, Ontario Canada K2P OW5

Attn.:  Chief Financial Officer

(613) 226-9881

2,050,000 shares of Common Stock

840,000 Common Stock Purchase Warrants

840,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants

PARAMOUNT GOLD AND SILVER CORP.

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Prospectus Supplement

April 21, 2009

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